As filed with the Securities and Exchange Commission on August 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Symantec Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0181864
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

350 Ellis Street

Mountain View, CA 94043

(Address of Principal Executive Offices)

Options to purchase common stock, restricted stock units and performance stock units granted under the

Batman Holdings, Inc. 2015 Amended and Restated Equity Incentive Plan and

Blue Coat, Inc. 2016 Equity Incentive Plan

(Full Title of the Plans)

Scott C. Taylor

Executive Vice President, General Counsel and Secretary

350 Ellis Street

Mountain View, CA 94043

(Name and Address of Agent For Service)

(650) 527-8000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Daniel J. Winnike, Esq.

Douglas N. Cogen, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Telephone: (650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	27,765,921 (4)	$7.39	$305,820,819	$30,797

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the assumed options. Payment by the holder is not required for conversion of restricted stock units and performance stock units into shares.
(3)	Calculated solely for the purposes of computing the amount of the registration fee as follows: (i) with respect to the shares issuable under stock options being assumed, under Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options and (ii) with respect to shares issuable under restricted stock units and similar awards being assumed, under Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the NASDAQ Global Select Market on July 27, 2016.
(4)	Represents Registrant’s shares issuable under stock options, restricted stock units and performance stock units granted under the Blue Coat, Inc. and Batman Holdings, Inc. plans and schemes listed below and assumed by the Registrant on August 1, 2016 pursuant to an Agreement and Plan of Merger dated June 12, 2016, by and among the Registrant, S-B0616 Merger Sub, Inc., a wholly owned subsidiary of the Registrant, and Blue Coat, Inc.

Plan	Stock Options	Restricted Stock Units
Batman Holdings, Inc. 2015 Amended and Restated Equity Incentive Plan	19,977,170	0
Blue Coat, Inc. 2016 Equity Incentive Plan	0	7,788,751

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Symantec Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016, filed with the Commission on May 20, 2016;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 24, 1989 (including any amendment or report filed for the purpose of updating such description).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP and family members thereof beneficially own an aggregate of approximately 11,500 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

As permitted by the DGCL, Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

Registrant has entered into indemnity agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in Registrant’s Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections.

Registrant maintains directors’ and officers’ liability insurance and has extended that coverage for public securities matters.

See also the undertakings set out in response to Item 9.

In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.01	Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-119872	4.01	10/21/04

4.02	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-126403	4.03	07/06/05

4.03	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec Corporation	10-Q	000-17781	3.01	08/05/09

4.04	Certificate of Designations of Series A Junior Preferred Stock of Symantec Corporation	8-K	000-17781	3.01	06/26/15

4.05	Bylaws, as amended, of Symantec Corporation	8-K	000-17781	3.01	05/07/12

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Fenwick & West LLP (filed as part of Exhibit 5.01)					X

24.01	Power of Attorney (incorporated by reference to the signature page hereto)					X

99.01	Blue Coat, Inc. 2016 Equity Incentive Plan, including forms of awards thereunder					X

99.02	Batman Holdings, Inc. 2015 Amended and Restated Equity Incentive Plan, including form of Stock Option Agreement thereunder					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on August 2, 2016.

SYMANTEC CORPORATION

By:	/s/ GREGORY CLARK
Gregory Clark Chief Executive Officer and Director

POWER OF ATTORNEY TO SIGN AMENDMENTS

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each being an officer and/or director of the Registrant) does hereby constitute and appoint Gregory Clark, Thomas J. Seifert and Scott C. Taylor, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ GREGORY CLARK	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2016
Gregory Clark

/S/ THOMAS J. SEIFERT	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2016
Thomas J. Seifert

/S/ MARK S. GARFIELD	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 2, 2016
Mark S. Garfield

/S/ DANIEL H. SCHULMAN	Chairman of the Board	August 2, 2016
Daniel H. Schulman

/S/ FRANK E. DANGEARD	Director	August 2, 2016
Frank E. Dangeard

/S/ KENNETH Y. HAO	Director	August 2, 2016
Kenneth Y. Hao

/S/ DAVID HUMPHREY David Humphrey	Director	August 2, 2016

/S/ GERALDINE B. LAYBOURNE	Director	August 2, 2016
Geraldine B. Laybourne

/S/ DAVID L. MAHONEY	Director	August 2, 2016
David L. Mahoney

Director
Robert S. Miller

/S/ ANITA M. SANDS	Director	August 2, 2016
Anita M. Sands

/S/ V. PAUL UNRUH	Director	August 2, 2016
V. Paul Unruh

/S/ SUZANNE M. VAUTRINOT	Director	August 2, 2016
Suzanne M. Vautrinot

Index to Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.01	Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-119872	4.01	10/21/04

4.02	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec Corporation	S-8	333-126403	4.03	07/06/05

4.03	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec Corporation	10-Q	000-17781	3.01	08/05/09

4.04	Certificate of Designations of Series A Junior Preferred Stock of Symantec Corporation	8-K	000-17781	3.01	06/26/15

4.05	Bylaws, as amended, of Symantec Corporation	8-K	000-17781	3.01	05/07/12

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Fenwick & West LLP (filed as part of Exhibit 5.01)					X

24.01	Power of Attorney (incorporated by reference to the signature page hereto)					X

99.01	Blue Coat, Inc. 2016 Equity Incentive Plan, including forms of awards thereunder					X

99.02	Batman Holdings, Inc. 2015 Amended and Restated Equity Incentive Plan, including form of Stock Option Agreement thereunder					X